Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

June 1, 2021

Invitae Corporation

1400 16th Street

San Francisco, CA 94103

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Invitae Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of up to 26,632,735 shares of common stock, $0.0001 par value per share (the “Shares”), issuable upon conversion of the Company’s 1.5% Convertible Senior Notes due 2028 (the “Notes”). The Notes have been issued under the Indenture, dated as of April 8, 2021, between the Company and U.S. Bank National Association, as trustee (the “Indenture”).

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. In such review, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the genuineness of all signatures. On the basis of the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP